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                                  EXHIBIT 99.1

                                                        CONTACT: STEVE MCCRACKEN
                                                                    BRAD HOLIDAY
                                                                    LARRY DORMAN
                                                                    760-931-1771

            RON DRAPEAU APPOINTED PRESIDENT AND CEO OF CALLAWAY GOLF
                      AS ELY CALLAWAY ANNOUNCES RETIREMENT;
                    FOUNDER REMAINS AS CHAIRMAN OF THE BOARD

        CARLSBAD, Calif./May 15, 2001/Callaway Golf Company (NYSE:ELY) announced today that Ronald A. Drapeau, Senior Executive Vice President, Manufacturing, has been promoted to the positions of President and CEO, effective immediately. Ely Callaway, the Company's Founder, Chairman, President and CEO, retired today due to recent medical problems, triggering the Company's previously established management succession plan. Mr. Callaway remains as Chairman of the Board, and will also hold the titles of Founder and CEO Emeritus.

        Mr. Drapeau, 54, had served as Senior Executive Vice President, Manufacturing, since February of 1999. He joined the Company in 1996, and had served as Executive Vice President of Manufacturing and as President and CEO of the Company's wholly-owned subsidiary, Odyssey Golf, Inc., from August 1997 until that subsidiary was merged into the Company in December of 1999. Prior to joining Callaway Golf, he was President and Chief Executive Officer of Lynx Golf, Inc., from 1993 to 1996. Prior to that, Mr. Drapeau was Senior Vice President and Chief Financial Officer of Zurn Industries, Inc.

        "As we previously stated, the Board has been reviewing various transition scenarios for some time," said Richard L. Rosenfield, Chairman of the Board's Compensation and Management Succession Committee. "In the course of that process, we had reached a consensus regarding Ron as Ely's successor. Our timing in announcing this transition, which was expected to take place later this year, was accelerated by Mr. Callaway's unexpected medical situation."

        Ely Callaway underwent gall bladder surgery on Monday, April 23. During the course of that surgery, a tumor was discovered in his pancreas. It was initially expected that Mr. Callaway would have recovered from the surgery and would have been able to return to work by the middle of May. While a recovery from the surgery is still expected, the duration of the recovery period has been longer than previously predicted.

        "In my opinion, Callaway Golf deserves a healthy and qualified, full time CEO right now," said Mr. Callaway. "Our company presently faces many opportunities which should be studied and, if appropriate, seized. If we carefully and intelligently take advantage of these opportunities, our future has never looked brighter. For these reasons, I have decided not to delay my retirement as CEO and President any longer."

        "Nobody can replace Ely Callaway; I can only follow him," said Mr. Drapeau. "He is a unique individual with great vision, energy, passion and compassion and he is the most
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remarkable businessman I have ever known. I look forward to continuing to receive his guidance and counsel going forward. Moreover, I am very fortunate to have the outstanding management team that Ely has assembled over the last few years. With everyone's support, I plan to continue to lead the Company along the path that Ely forged, in keeping with the vision he created -- designing, making and selling demonstrably superior and pleasingly different products for the global marketplace."

        "We have known this day would come -- you might recall I told potential investors in 1992 during our IPO not to expect me to remain actively involved in the business for more than two years," remarked Mr. Callaway. "Moreover, I had already advised the Board and senior management not to expect me to remain as CEO past this year. Knowing this day would come, we wisely planned for it in advance. This passing of the torch is part of the normal process in the growth of any company. I was very fortunate to outlast that IPO prediction, and now I choose to retire on my own terms. It is therefore with great pleasure and anticipation that I pass the duties of President and CEO on to Ron and his team."

        Callaway Golf Company was founded in 1982 by Ely Callaway as Callaway Hickory Stick USA, Inc. A small operation, the Company then focused upon hickory-shafted putters and wedges. Today, Callaway Golf is the #1 manufacturer of premium golf clubs under the Big Bertha(R) name, with revenues in 2000 of more than $800 million.


CALLAWAY GOLF COMPANY MAKES AND SELLS BIG BERTHA(R) METAL WOODS AND IRONS, INCLUDING BIG BERTHA ERC(TM) II FORGED TITANIUM DRIVERS, BIG BERTHA HAWK EYE(R) VFT(TM) AND BIG BERTHA HAWK EYE VFT PRO SERIES TITANIUM DRIVERS AND FAIRWAY WOODS, BIG BERTHA STEELHEAD PLUS(TM) STAINLESS STEEL DRIVERS AND FAIRWAY WOODS, HAWK EYE TUNGSTEN INJECTED(TM) TITANIUM IRONS, STEELHEAD(TM) X-14(R) AND STEELHEAD X-14 PRO SERIES STAINLESS STEEL IRONS. CALLAWAY GOLF COMPANY ALSO MAKES AND SELLS ODYSSEY(R) PUTTERS, INCLUDING WHITE HOT(R), TRIHOT(TM), AND DUAL FORCE(R) PUTTERS. CALLAWAY GOLF COMPANY MAKES AND SELLS THE CALLAWAY GOLF(R) "RULE 35"(R) FIRMFEEL(TM) AND SOFTFEEL(TM) GOLF BALLS, AND THE CB1(TM) RED AND CB1 BLUE GOLF BALLS. FOR MORE INFORMATION ABOUT CALLAWAY GOLF COMPANY, PLEASE VISIT OUR WEB SITES AT www.callawaygolf.com, www.callawaygolfball.com AND www.odysseygolf.com.